Exhibit 99.1

FTC Solar Announces Second Quarter 2023 Financial Results

Second Quarter Highlights and Recent Developments

•
Gross margin expansion of 180 basis points q/q GAAP, 90 bps Non-GAAP, despite project push-outs
•
Project backlog reaches $1.6 billion, with $259 million recently added
•
Awarded landmark 1GW solar project, part of Cat Creek's renewables agreement with Bayer
•
Awarded 300MW of solar projects in Spain and Italy, expanding served market
•
Awarded 120MW solar project in South Africa

AUSTIN, Texas — August 9, 2023– FTC Solar, Inc. (Nasdaq: FTCI), a leading provider of solar tracker systems, software and engineering services, today announced financial results for the second quarter ended June 30, 2023.

“Project delays, including some related to domestic content discussions around the Inflation Reduction Act, have continued to challenge us as certain revenue anticipated in the second quarter has been pushed into future periods resulting in an overall disappointing quarter,” said Sean Hunkler, FTC Solar President and Chief Executive Officer. “However, on the positive side, we were pleased to show continued gross margin expansion in the quarter, with non-GAAP gross margin improving another 90 basis points over the prior quarter. Improved margins and continued cost controls allowed us to report Adjusted EBITDA flat with the prior quarter, despite the lower revenue.

“While we’re disappointed that customer project delays have impacted near-term revenue, we are pleased to report that we have seen a significant uptick in project wins in the last few weeks, including several notable projects, which should set us up for meaningful revenue growth into 2024. Among these wins is a multi-year exclusive one-gigawatt award with Cat Creek Energy. The largest portion of this will supply the solar PV component of the landmark Cat Creek Energy & Water Storage facilities in Idaho, as part of the recently signed Bayer/Cat Creek contract to produce 1,400 GWh of clean renewable energy annually. We are also pleased to announce our expansion in Europe with a 300-megawatt tracker award in Spain and Italy, which includes utility-scale agrivoltaic projects, and marks our first projects in each country. Other notable wins include a new 120 megawatt award in South Africa.

“With these new project awards, our total backlog2 has grown to $1.6 billion, with another $259 million added since May 10. While our larger revenue ramp has pushed out slightly, we now have line-of-sight to meaningful improvement as we head into 2024.

Summary Financial Performance: Q2 2023 compared to Q2 2022

	U.S. GAAP		Non-GAAP
	Three months ended June 30,
(in thousands, except per share data)	2023	2022	2023	2022
Revenue	$32,359	$30,721	$32,359	$30,721
Gross margin percentage	6.8%	(21.2%)	8.2%	(17.5%)
Total operating expenses	$12,568	$18,727	$9,740	$12,448
Loss from operations(a)	$(10,367)	$(25,239)	$(7,239)	$(17,741)
Net loss	$(10,414)	$(25,683)	$(7,163)	$(18,226)
Diluted loss per share	$(0.09)	$(0.26)	$(0.06)	$(0.18)

(a) Adjusted EBITDA for Non-GAAP

“We’re also excited about our competitive positioning. Our manufacturing costs have never been better, and will further improve with scale. Our project margins put us on track to achieve our stated gross margin targets, including 20%+ long-term. We are now in the market with our new and differentiated 1P tracker solution, which significantly expands our market opportunity, and for which we have recently received UL certification and a new 140+ megawatt project award which is part of the 1 GW Cat Creek award. Our international business is gaining traction, now with awards in more than a dozen countries to-date, and our backlog continues to grow nicely. And we are focused on controlling expenses while investing in areas that support and accelerate our long-term growth,” Hunkler concluded.

Total second-quarter revenue was $32.4 million, coming in short of our target range, as customer project delays pushed revenue to future periods. This revenue level represents a decrease of 20.9% compared to the prior quarter, on lower product volume. Compared to the year-earlier quarter, revenue increased 5.3%, driven primarily by higher product volume.

GAAP gross profit was $2.2 million, or 6.8% of revenue, compared to gross profit of $2.0 million, or 5.0% of revenue, in the prior quarter. Non-GAAP gross profit was $2.6 million or 8.2% of revenue. The result for this quarter compares to a non-GAAP gross loss of $5.4 million in the prior-year period, with the difference driven primarily by significantly improved product direct margins.

GAAP operating expenses were $12.6 million. On a non-GAAP basis, excluding stock-based compensation and certain other costs, operating expenses were $9.7 million, compared to $12.4 million in the year-ago quarter. The year-over-year decrease was driven largely by lower R&D and personnel-related expenses.

GAAP net loss was $10.4 million or $0.09 per share, compared to a loss of $11.8 million or $0.11 per share in the prior quarter and a net loss of $25.7 million or $0.26 per share in the year-ago quarter. Adjusted EBITDA loss, which excludes approximately $3.2 million, including stock-based compensation expense and other non-cash items, was $7.2 million, which was flat compared to the prior quarter and compares to $17.7 million in the year-ago quarter.

Outlook

We expect third-quarter revenue to be approximately flat to down relative to the second quarter. Gross margin performance will directionally follow revenue and increase with higher revenue or decline if lower, driven by cost absorption. We expect this to be followed by a return to revenue growth in the fourth quarter with margin expansion (above Q2 levels), as production from recent project wins is reflected.

(in millions)	2Q'23 Guidance	2Q'23 Actual	3Q'23 Guidance
Revenue	$42.5 - $52.5	$32.4	$24.0 - $34.0
Non-GAAP Gross Profit	$4.0 - $6.5	$2.6	$0.7 - $3.1
Non-GAAP Gross Margin	9% - 12%	8.2%	3% - 9%
Non-GAAP operating expenses	$10 - $11	$9.7	$10 - $11
Non-GAAP adjusted EBITDA	$(7.0) - $(3.5)	$(7.2)	$(10.3) - $(6.9)

The recent uptick in project wins gives us increased confidence that the revenue ramp expected in the fourth quarter should continue into 2024, with meaningful improvement.

Second Quarter 2023 Earnings Conference Call

FTC Solar’s senior management will host a conference call for members of the investment community at 8:30 a.m. E.T. today, during which the company will discuss its second quarter results, its outlook and other business items. This call will be webcast and can be accessed within the Investor Relations section of FTC Solar's website at investor.ftcsolar.com. A replay of the conference call will also be available on the website for 30 days following the webcast.

About FTC Solar Inc.

Founded in 2017 by a group of renewable energy industry veterans, FTC Solar is a leading provider of solar tracker systems, technology, software, and engineering services. Solar trackers significantly increase energy production at solar power installations by dynamically optimizing solar panel orientation to the sun. FTC Solar’s innovative tracker designs provide compelling performance and reliability, with an industry-leading installation cost-per-watt advantage.

Footnotes

1. The term ‘pipeline’ refers to the total amount of uncontracted projects in the solar energy market to which the company has visibility as a potential sale opportunity for its trackers. The size of our pipeline does not guarantee future sales results or revenues, which will depend on our ability to convert pipeline opportunities to binding sales orders.

2. The term ‘backlog’ refers to the combination of our executed contracts and awarded orders, which are orders that have been documented and signed through a contract, where we are in the process of documenting a contract but for which a contract has not yet been signed, or that have been awarded in writing or verbally with a mutual understanding that the order will be contracted in the future. In the case of certain projects, including those that are scheduled for delivery on later dates, we have not locked in binding pricing with customers, and we instead use estimated average selling price to calculate the revenue included in our contracted and awarded orders for such projects. Actual revenue for these projects could differ once contracts with binding pricing are executed, and there is also a risk that a contract may never be executed for an awarded but uncontracted project, or that a contract may be executed for an awarded but uncontracted project at a date that is later than anticipated, thus reducing anticipated revenues. Please refer to our SEC filings, including our Form 10-K, for more information on our contracted and awarded orders, including risk factors.

Forward-Looking Statements

This press release contains forward looking statements. These statements are not historical facts but rather are based on our current expectations and projections regarding our business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. You should not rely on our forward-looking statements as predictions of future events, as actual results may differ materially from those in the forward-looking statements because of several factors, including those described in more detail above and in our filings with the U.S. Securities and Exchange Commission, including the section entitled “Risk Factors” contained therein. FTC Solar undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.

FTC Solar Investor Contact:

Bill Michalek
Vice President, Investor Relations
FTC Solar
T: (737) 241-8618
E: IR@FTCSolar.com

# # #

FTC Solar, Inc.

Condensed Consolidated Statements of Comprehensive Loss

(unaudited)

	Three months ended June 30,		Six months ended June 30,
(in thousands, except shares and per share data)	2023	2022	2023	2022
Revenue:
Product	$21,074	$9,166	$53,653	$40,134
Service	11,285	21,555	19,600	40,140
Total revenue	32,359	30,721	73,253	80,274
Cost of revenue:
Product	19,152	16,426	50,919	51,389
Service	11,006	20,807	18,098	44,684
Total cost of revenue	30,158	37,233	69,017	96,073
Gross profit (loss)	2,201	(6,512)	4,236	(15,799)
Operating expenses
Research and development	1,873	2,711	3,795	5,412
Selling and marketing	1,852	2,927	3,563	4,899
General and administrative	8,843	13,089	19,642	26,907
Total operating expenses	12,568	18,727	27,000	37,218
Loss from operations	(10,367)	(25,239)	(22,764)	(53,017)
Interest expense, net	(28)	(427)	(86)	(722)
Gain from disposal of investment in unconsolidated subsidiary	—	—	898	337
Other income (expense), net	(141)	73	(215)	92
Loss before income taxes	(10,536)	(25,593)	(22,167)	(53,310)
(Provision) benefit for income taxes	122	(90)	(9)	(166)
Net loss	(10,414)	(25,683)	(22,176)	(53,476)
Other comprehensive income (loss):
Foreign currency translation adjustments	(408)	60	(413)	117
Comprehensive loss	$(10,822)	$(25,623)	$(22,589)	$(53,359)
Net loss per share:
Basic and diluted	$(0.09)	$(0.26)	$(0.20)	$(0.54)
Weighted-average common shares outstanding:
Basic and diluted	112,669,296	100,321,943	109,632,336	99,752,707

FTC Solar, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands, except shares and per share data)	June 30, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$33,817	$44,385
Accounts receivable, net	69,728	49,052
Inventories	6,045	14,949
Prepaid and other current assets	10,276	10,304
Total current assets	119,866	118,690
Operating lease right-of-use assets	2,217	1,154
Property and equipment, net	1,508	1,702
Intangible assets, net	792	1,113
Goodwill	7,173	7,538
Equity method investment	900	—
Other assets	4,979	4,201
Total assets	$137,435	$134,398
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$27,049	$15,801
Accrued expenses	12,248	23,896
Income taxes payable	337	443
Deferred revenue	2,512	11,316
Other current liabilities	8,775	8,884
Total current liabilities	50,921	60,340
Operating lease liability, net of current portion	1,497	786
Other non-current liabilities	5,623	6,822
Total liabilities	58,041	67,948
Commitments and contingencies
Stockholders’ equity
Preferred stock par value of $0.0001 per share, 10,000,000 shares authorized; none issued as of June 30, 2023 and December 31, 2022	—	—
Common stock par value of $0.0001 per share, 850,000,000 shares authorized; 118,118,220 and 105,032,588 shares issued and outstanding as of June 30, 2023 and December 31, 2022	12	11
Treasury stock, at cost; 10,762,566 shares as of June 30, 2023 and December 31, 2022	—	—
Additional paid-in capital	350,877	315,345
Accumulated other comprehensive loss	(474)	(61)
Accumulated deficit	(271,021)	(248,845)
Total stockholders’ equity	79,394	66,450
Total liabilities and stockholders’ equity	$137,435	$134,398

FTC Solar, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Six months ended June 30,
(in thousands)	2023	2022
Cash flows from operating activities
Net loss	$(22,176)	$(53,476)
Adjustments to reconcile net loss to cash used in operating activities:
Stock-based compensation	7,852	5,608
Depreciation and amortization	666	265
Loss from sale of property and equipment	—	111
Amortization of debt issue costs	355	349
Provision for obsolete and slow-moving inventory	1,261	12
Gain from disposal of investment in unconsolidated subsidiary	(898)	(337)
Warranty provision	2,852	4,184
Warranty recoverable from manufacturer	30	(181)
Credit losses and bad debt expense	203	1,147
Deferred income taxes	184	—
Lease expense and other	497	384
Impact on cash from changes in operating assets and liabilities:
Accounts receivable, net	(17,879)	30,397
Inventories	7,643	(4,829)
Prepaid and other current assets	70	3,586
Other assets	(1,422)	(384)
Accounts payable	11,247	(3,943)
Accruals and other current liabilities	(7,895)	(22,127)
Deferred revenue	(8,804)	5,460
Other non-current liabilities	(4,264)	(2,334)
Lease payments and other, net	(331)	(290)
Net cash used in operations	(30,809)	(36,398)
Cash flows from investing activities:
Purchases of property and equipment	(195)	(683)
Proceeds from sale of property and equipment	—	53
Investment in Alpha Steel	(900)	—
Acquisitions, net of cash acquired	—	18
Proceeds from disposal of investment in unconsolidated subsidiary	898	337
Net cash used in investing activities	(197)	(275)
Cash flows from financing activities:
Sale of common stock	20,640	—
Stock offering costs paid	(114)	—
Proceeds from stock option exercises	51	514
Net cash provided by financing activities	20,577	514
Effect of exchange rate changes on cash and cash equivalents	(139)	(1)
Net decrease in cash and cash equivalents	(10,568)	(36,160)
Cash and cash equivalents at beginning of period	44,385	102,185
Cash and cash equivalents at end of period	$33,817	$66,025

Notes to Reconciliations of Non-GAAP Financial Measures to Nearest Comparable GAAP Measures

We present Non-GAAP gross profit (loss), Non-GAAP operating expense, Adjusted EBITDA, Adjusted Net Loss and Adjusted EPS as supplemental measures of our performance. We define Adjusted EBITDA as net loss plus (i) provision (benefit) for income taxes, (ii) interest expense, net (iii) depreciation expense, (iv) amortization of intangibles, (v) stock-based compensation, and (vi) non-routine legal fees, certain severance and other costs (credits). We also deduct the contingent gains from the disposal of our investment in unconsolidated subsidiary from net loss in arriving at Adjusted EBITDA. We define Adjusted Net Loss as net loss plus (i) amortization of debt issue costs and intangibles, (ii) stock-based compensation, (iii) non-routine legal fees, severance and certain other costs (credits), and (iv) the income tax expense (benefit) of those adjustments, if any. We also deduct the contingent gains from the disposal of our investment in unconsolidated subsidiary from net loss in arriving at Adjusted Net Loss. Adjusted EPS is defined as Adjusted Net Loss on a per share basis using our weighted average diluted shares outstanding.

Non-GAAP gross profit (loss), Non-GAAP operating expense, Adjusted EBITDA, Adjusted Net Loss and Adjusted EPS are intended as supplemental measures of performance that are neither required by, nor presented in accordance with, U.S. generally accepted accounting principles (“GAAP”). We present these non-GAAP measures, many of which are commonly used by investors and analysts, because we believe they assist those investors and analysts in comparing our performance across reporting periods on an ongoing basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA, Adjusted Net Loss and Adjusted EPS to evaluate the effectiveness of our business strategies.

Non-GAAP gross profit (loss), Non-GAAP operating expense, Adjusted EBITDA, Adjusted Net Loss and Adjusted EPS should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP, and you should not rely on any single financial measure to evaluate our business. These Non-GAAP financial measures, when presented, are reconciled to the most closely applicable GAAP measure as disclosed below.

The following table reconciles Non-GAAP gross profit (loss) to the most closely related GAAP measure for the three and six months ended June 30, 2023 and 2022, respectively:

	Three months ended June 30,		Six months ended June 30,
(in thousands, except percentages)	2023	2022	2023	2022
U.S. GAAP revenue	$32,359	$30,721	$73,253	$80,274
U.S. GAAP gross profit (loss)	$2,201	$(6,512)	$4,236	$(15,799)
Depreciation expense	125	87	249	156
Stock-based compensation	316	1,059	1,132	1,368
Other costs	—	—	—	102
Non-GAAP gross profit (loss)	$2,642	$(5,366)	$5,617	$(14,173)
Non-GAAP gross margin percentage	8.2%	(17.5%)	7.7%	(17.7%)

The following table reconciles Non-GAAP operating expenses to the most closely related GAAP measure for the three and six months ended June 30, 2023 and 2022, respectively:

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2023	2022	2023	2022
U.S. GAAP operating expenses	$12,568	$18,727	$27,000	$37,218
Depreciation expense	(71)	(57)	(141)	(109)
Amortization expense	(136)	—	(276)	—
Stock-based compensation	(2,646)	(2,079)	(6,720)	(6,380)
Non-routine legal fees	25	(3,822)	(83)	(4,900)
Severance	—	(111)	13	(726)
Other (costs) credits	—	(210)	—	(1,478)
Non-GAAP operating expenses	$9,740	$12,448	$19,793	$23,625

The following table reconciles Non-GAAP Adjusted EBITDA to the related GAAP measure of loss from operations for the three and six months ended June 30, 2023 and 2022, respectively:

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2023	2022	2023	2022
U.S. GAAP loss from operations	$(10,367)	$(25,239)	$(22,764)	$(53,017)
Depreciation expense	196	144	390	265
Amortization expense	136	—	276	—
Stock-based compensation	2,962	3,138	7,852	7,748
Non-routine legal fees	(25)	3,822	83	4,900
Severance	—	111	(13)	726
Other costs	—	210	—	1,580
Other income (expense)	(141)	73	(215)	92
Adjusted EBITDA	$(7,239)	$(17,741)	$(14,391)	$(37,706)

The following table reconciles Non-GAAP Adjusted EBITDA, Adjusted net loss and Adjusted EPS to the related GAAP measure of net loss for the three months ended June 30, 2023 and 2022, respectively:

	Three months ended June 30,
	2023		2022
(in thousands, except shares and per share data)	Adjusted EBITDA	Adjusted Net Loss	Adjusted EBITDA	Adjusted Net Loss
Net loss per U.S. GAAP	$(10,414)	$(10,414)	$(25,683)	$(25,683)
Reconciling items -
Provision for income taxes	(122)	—	90	—
Interest expense, net	28	—	427	—
Amortization of debt issue costs in interest expense	—	178	—	176
Depreciation expense	196	—	144	—
Amortization of intangibles	136	136	—	—
Stock-based compensation	2,962	2,962	3,138	3,138
Non-routine legal fees(a)	(25)	(25)	3,822	3,822
Severance(b)	—	—	111	111
Other costs(c)	—	—	210	210
Adjusted Non-GAAP amounts	$(7,239)	$(7,163)	$(17,741)	$(18,226)

Adjusted Non-GAAP net loss per share (Adjusted EPS):
Basic and diluted	N/A	$(0.06)	N/A	$(0.18)

Weighted-average common shares outstanding:
Basic and diluted	N/A	112,669,296	N/A	100,321,943

(a) Non-routine legal fees represent legal fees and other costs incurred for matters that were not ordinary or routine to the operations of the business.

(b) Severance costs were incurred in 2022 related to agreements with certain executives due to restructuring changes.

(c) Other costs in 2022 include shareholder follow on registration costs pursuant to our IPO and acquisition related costs.